Exhibit 99.1

NEWS RELEASE

Contact:	Matthew Skelly
Investor Relations
(877) 280-2857

ATLAS ENERGY GROUP RECEIVES NOTICE

REGARDING STANDARD NYSE LISTING CRITERIA

Philadelphia, PA – December 30, 2015 - Atlas Energy Group, LLC (NYSE: ATLS) (“ATLS” or “the Company”) announced today that the New York Stock Exchange (“NYSE”), on December 23, 2015, notified the Company that it had fallen below the NYSE’s continued listing standards relating to minimum average global equity market capitalization and total stockholders’ equity, which require that its average global market capitalization be not less than $50 million over a consecutive 30 trading-day period, and its total stockholders’ equity be not less than $50 million.

As required by NYSE procedures, the Company has the ability to submit a plan to the NYSE within 45 days from the receipt of the NYSE notice that demonstrates its ability to regain compliance with the listing standards within 18 months. Upon receipt of the plan, the NYSE has 45 calendar days to review and determine whether the Company has made a reasonable demonstration of its ability to conform to the relevant standards within the 18-month period. The NYSE will either accept the plan, at which time the Company will subject to ongoing monitoring for compliance with this plan, or the Company will initiate an orderly transition to another exchange. During the 18-month cure period, the Company’s shares will continued to be listed and traded on the NYSE, subject to compliance with other NYSE continued listing standards. ATLS intends to present a plan to bring the Company in compliance with the listing standards within the required time frame.

Cautionary Note Regarding Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although ATLS believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Forward-looking statements speak only as of the date hereof, and ATLS assumes no obligation to update such statements, except as may be required by applicable law.

Atlas Energy Group, LLC (NYSE: ATLS) is a limited liability company which owns the following interests: all of the general partner interest, incentive distribution rights and an approximate 23% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P.; the general partner interests, incentive distribution rights and limited partner interests in Atlas Growth Partners, L.P.; and a general partner interest in Lightfoot Capital Partners, an entity that invests directly in energy-related businesses and assets. For more information, please visit our website at www.atlasenergy.com (http://www.atlasenergy.com), or contact Investor Relations at InvestorRelations@atlasenergy.com.